UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 10, 2009

ALTERNATIVE ENERGY DEVELOPMENT CORPORATION
(Formerly Terrasol Holdings Ltd.)
(Exact name of registrant as specified in its charter)

NEVADA	333-153858
(State or other jurisdiction of incorporation)	(Commission File No.)

17505 N 79th Ave
Suite #309
Glendale, Arizona 85308
(Address of principal executive offices and Zip Code)

(623) 776-3200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On November 10, 2009, Sam Messina III was appointed as Chief Financial Officer of the Company.

Mr. Messina previously worked at Qualcomm, Inc. (QCOM:NASD) at various roles within their accounting and finance team from October 2006 to November 2009. Prior to that Mr. Messina served as the Chief Financial Officer of Pop3 Media Corp (POPT:OTCBB)  from October 2004 to July 2006.  Mr. Messina holds a B.A. degree in Finance from the Loyola University Chicago and is a Certified Public Accountant in the State of California.

On November 10, 2009, the Company entered into an exclusive employment agreement with Sam Messina III as chief financial officer. The agreement is for a term of two years beginning November 10, 2009 and ending November 9, 2011. Mr. Messina will be paid $120,000 per annum; receive 1,000,000 shares of common stock which shall be vest as follows: One Million Share (1,000,000) and shall be vested 100% at the end of the first year of the Term. If the Executive voluntarily terminates his employment with the company within 12 months of the date of this agreement, all shares granted under this section shall be returned to the Company. In addition, Mr. Messina will be entitled to two weeks paid vacation a year and will be reimbursed for business related expenses he incurs. In the event we establish a medical and dental plan, Mr. Messina will be entitled to participate therein.  Mr. Messina shall also receive a signing bonus of $10,000 which is payable to Mr. Messina within the first quarter of the Employment Term.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                Dated this 12th day of November, 2009.

ALTERNATIVE ENERGY DEVELOPMENT CORPORATION

BY:	JERRY ALVAREZ
Jerry Alvarez
President, Principal Executive Officer, Secretary, Treasurer and sole member of the Board of Directors.

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